Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-53524, as amended, and 333-69057) of our report dated September 30, 2013 relating to the consolidated financial statements of Dynatronics Corporation and subsidiary included in Form 10-K for the fiscal year ended June 30, 2013.

/s/Larson & Company PC
Salt Lake City, Utah
September 30, 2013